UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2002

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW Airport, Texas		75261
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

Background

As previously reported, on or about May 1, 2000, Kitty Hawk, Inc. (the “Company”) and all of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). These proceedings were jointly administered under case No. 400-42141-BJH-11.

On August 5, 2002, the Bankruptcy Court entered an order dated August 5, 2002 (the “Confirmation Order”) confirming the Debtors’ Final Joint Plan of Reorganization dated August 2, 2002, with certain modifications (as so modified, the “Plan”). On September 26, 2002, the Bankruptcy Court entered another order dated September 26, 2002, approving a modification to the Plan to allow for the Plan to become effective on or before October 1, 2002, as compared to a date of September 1, 2002 as originally contemplated in the Plan. On September 30, 2002, the Plan became effective (the “Effective Date”).

Entitlements for Holders of Senior Notes

Under the Plan, beneficial owners (the “Noteholders”) of the Company’s 9.95% Senior Secured Notes Due 2004 (CUSIP No. 498326 AC 1) (the “Senior Notes”) are entitled to receive (i) shares of common stock, par value $.01 per share (the “New Common Stock”), of the Company, (ii) cash and (iii) certain indenture and non-indenture collateral. Under the terms of the Plan, HSBC BANK USA, as successor Trustee and Collateral Trustee (the “Trustee”), subject to certain holdbacks, will distribute the cash and the Company will distribute the shares of New Common Stock to the Noteholders.

Cash Distribution Timing; Closing of Transfer Ledger for Senior Notes

The Company understands that the Trustee, through the Depository Trust Company, plans to make an initial cash distribution to the Noteholders in the amount of $33.0 million on or about October 22, 2002. The distribution will be made only to Noteholders as of October 21, 2002, and the transfer ledger for the Senior Notes will be closed permanently as of the close of trading on October 21, 2002. The Trustee will likely make additional cash distributions to the Noteholders in the future based upon the Trustee’s liquidation of collateral and its need to retain certain funds.

Common Stock Distribution and Related Issues

Under the Plan, each beneficial owner of $1,000 in original principal amount of Senior Notes is entitled to receive approximately 119.12 shares of New Common Stock, rounded down to the nearest whole share. As previously reported, the proposed distribution of New Common Stock to the holders of the Senior Notes has caused the U.S. Department of Transportation (the “DOT”) to express some concern that non-U.S. citizens will own more New Common Stock than is permitted by applicable federal law.

The applicable definition of a U.S. citizen is in Title 49 of the United States Code which provides as follows:

49 U.S.C. § 40102(a)(15) “citizen of the United States” means –

(A)	an individual who is a citizen of the United States;

(B)	a partnership each of whose partners is an individual who is a “citizen of the United States” [as defined in 49 U.S.C. § 40102(a)(15)]; or

(C)
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are “citizens of the United States” [as defined in 49 U.S.C. § 40102(a)(15)], and in which at least 75 percent of the voting interest is owned or controlled by persons that are “citizens of the United States” [as defined in 49 U.S.C. § 40102(a)(15)].

To avoid distributing more than 22.5% of the New Common Stock to non-U.S. citizens, the Company will send (i) as soon as practicable a notice and request for information (the “Noteholder Notice”) to each person who was a Noteholder as of the close of trading on October 21, 2002 and (ii) a notice and request for information to each holder of a material Allowed Claim in Class 7 (general unsecured claims). The Noteholder Notice requires the Noteholder to certify to the Company under oath whether or not it is a U.S. citizen under 49 U.S.C. § 40102(a)(15). Until the Company receives a validly completed and signed Noteholder Notice from a Noteholder, the Company will presume that the Noteholder is not a U.S. citizen under 49 U.S.C. § 40102(a)(15).

Subject to receiving sufficient responses to the Noteholder Notices, the Company expects to distribute approximately 119.12 shares of New Common Stock per $1,000 in original principal amount of Senior Notes (rounded down to the nearest whole share) to each beneficial owner of Senior Notes that certifies to the Company that it is a U.S. citizen. On or about the time the Company makes the distribution of New Common Stock to the U.S. citizen holders of the Senior Notes, the Company expects to make a partial distribution of shares of New Common Stock to the non-U.S. citizen holders of Senior Notes and persons presumed to be non-U.S. citizen holders of Senior Notes (the “Initial Stock Distribution”).

In the Initial Stock Distribution, all non-U.S. citizen holders of Senior Notes and persons presumed to be non-U.S. citizen holders of Senior Notes will receive the same number of shares of New Common Stock per $1,000 in original principal amount of Senior Notes. The exact number of shares of New Common Stock per $1,000 in original principal amount of Senior Notes that will be distributed to non-U.S. citizen holders of Senior Notes and persons presumed to be non-U.S. citizen holders of Senior Notes cannot be determined at this time and is dependant upon a number of factors outside the control of the Company, including, without limitation, (i) the aggregate original principal amount of Senior Notes held by non-U.S. citizens or persons presumed to be non-U.S. citizens, (ii) the aggregate amount of Allowed Claims in Class 7 (general unsecured claims) held by non-U.S. citizens, and (iii) the outcome of on-going discussions with the DOT regarding the foreign ownership issue described above.

If the Company does not distribute approximately 119.12 shares of New Common Stock per $1,000 in original principal amount of Senior Notes (rounded down to the nearest whole share) to each non-U.S. citizen holder of Senior Notes or person presumed to be a non-U.S. citizen holder of Senior Notes, the Company expects to make future distributions of New Common Stock to such persons, subject to compliance with applicable federal law. The Company cannot determine at this time the timing or amount of future distributions of New Common Stock to non-U.S. citizen holders of Senior Notes or persons presumed to be non-U.S. citizen holders of Senior Notes.

After the Initial Stock Distribution, non-U.S. citizen holders of the Senior Notes and persons presumed to be non-U.S. citizen holders of the Senior Notes will be permitted to sell the shares of New Common Stock withheld by the Company from them in the Initial Stock Distribution and any subsequent distributions (if any), provided the prospective transferee certifies to the Company under oath that the transferee is a U.S. citizen under 49 U.S.C. § 40102(a)(15).

While the DOT has not approved this arrangement, the Company continues to work with the DOT to resolve this issue. As a result, there can be no assurance that the DOT will not take actions that would materially disrupt the operations of the Company. In addition, there can be no assurance that the value of any Senior Notes or shares of New Common Stock purchased by a non-U.S. citizen after the Effective Date would not be adversely affected in the event that the DOT requires divestiture of such Senior Notes or shares of New Common Stock or takes actions which materially disrupt the Company’s operations.

Forward-Looking Statements

This report contains and incorporates forward-looking statements, including statements regarding the Company’s continuing operations and business, future financial performance and financial condition. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual plans of the Company to differ materially from any future plans expressed or implied by such forward-looking statements. Such factors include, but are not limited to: world-wide business and economic conditions; acquisitions, recruiting and new business solicitation efforts; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; jet fuel prices; normalized aircraft operating costs and reliability; and regulatory actions. All forward-looking statements involve substantial risks and uncertainties beyond the Company’s control. The Company undertakes no obligation to update or revise any forward-looking statements contained in the Plan or this report for events or circumstances after the date on which such forward-looking statements are made. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Item 7.    Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Exhibits

Not applicable

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

Date: October 18, 2002	By:	/s/ DREW KEITH

Drew Keith Chief Financial Officer